As filed with the Securities and Exchange Commission on February 22, 2019

Registration No. 333-182460

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQM Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	37-1661577
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

625 Liberty Avenue, Suite 2000

Pittsburgh, Pennsylvania 15222

(412) 395-2688

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

EQT MIDSTREAM SERVICES, LLC 2012 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Kirk R. Oliver

625 Liberty Avenue, Suite 2000

Pittsburgh, Pennsylvania 15222

(412) 395-2688

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua Davidson

Mollie H. Duckworth

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002-4995

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

NAME CHANGE OF PLAN

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8, File No. 333-182460 (the Registration Statement), of EQM Midstream Partners, LP, a Delaware limited partnership (EQM), filed with the Securities and Exchange Commission on June 29, 2012. The Registration Statement registered 2,000,000 common units representing limited partner interests in EQM (EQM Common Units) under the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan (the Plan).

On February 22, 2019, EQM completed its previously announced simplification transaction pursuant to that certain Agreement and Plan of Merger, dated as of February 13, 2019 (the IDR Merger Agreement), by and among EQM, Equitrans Midstream Corporation, a Pennsylvania corporation (ETRN), EQM Midstream Services, LLC, a Delaware limited liability company and the former general partner of EQM (the Former EQM General Partner), EQGP Holdings, LP, a Delaware limited partnership (EQGP), EQGP Services, LLC, a Delaware limited liability company and the new general partner of EQM (the New EQM General Partner), Equitrans Merger Sub, LP, a Delaware limited partnership (Merger Sub), Equitrans Transaction Sub GP, LLC, a Delaware limited liability company and the new general partner of EQGP, and certain other parties thereto. Pursuant to the IDR Merger Agreement, on February 22, 2019, (i) Merger Sub merged with and into EQGP (the Merger) with EQGP continuing as the surviving limited partnership and a wholly owned subsidiary of EQM following the Merger, and (ii) each of (a) the incentive distribution rights in EQM, (b) the economic portion of the general partner interest in EQM and (c) the issued and outstanding common units representing limited partner interests in EQGP, were cancelled, and as consideration for such cancellation, certain affiliates of ETRN received 80,000,000 newly-issued EQM Common Units and 7,000,000 newly-issued Class B units, both representing limited partner interests in EQM, and the New EQM General Partner retained the non-economic general partner interest in EQM (the EQM IDR Transaction).

As a result of the EQM IDR Transaction, the New EQM General Partner replaced the Former EQM General Partner as the general partner of EQM. Effective February 22, 2019 and following the consummation of the EQM IDR Transaction, the New EQM General Partner assumed the administration of the Plan and adopted the Amended and Restated EQGP Services, LLC 2012 Long-Term Incentive Plan, which is intended to be a restatement of the Plan (the Amended and Restated Plan).

Accordingly, this Post-Effective Amendment No. 1 to EQM’s Registration Statement on Form S-8 is filed to change the name of the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan to the Amended and Restated EQGP Services, LLC 2012 Long-Term Incentive Plan. The units registered under the Plan are not being deregistered by this Post-Effective Amendment No.1, and all portions of the Registration Statement, except for the name change of the Plan, remain in full force and effect.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1

Amended and Restated EQGP Services, LLC 2012 Long-Term Incentive Plan, dated as of February 22, 2019, which is incorporated herein by reference to Exhibit 10.1 to EQM’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2019

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on February 22, 2019.

EQM MIDSTREAM PARTNERS, LP

By:	EQGP Services, LLC,
its general partner

	By:	/s/ Kirk R. Oliver
Name: Kirk R. Oliver
Title: Senior Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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